Exhibit 99.1

FOR IMMEDIATE RELEASE	April 19, 2006

PETER McCAUSLAND ELECTED TO VALSPAR BOARD

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE: VAL), a leading coatings manufacturer, announced today that Peter McCausland has been elected to the Valspar Board of Directors.

Peter McCausland, 56, is Chairman and Chief Executive Officer of Airgas, Inc. (NYSE: ARG). Mr. McCausland founded Airgas in 1982 and has been its Chairman and CEO since 1987. Based in Radnor, Pennsylvania, Airgas distributes industrial, medical and specialty gases, as well as welding, safety and other MRO supplies. With estimated fiscal year 2006 sales of $2.8 billion, the company’s extensive North American network of 900 locations includes retail stores, gas fill plants, specialty gas laboratories, production facilities and distribution centers.

Before founding Airgas, Mr. McCausland served as general counsel for MG Industries, Inc., an industrial gas producer. From 1982 to 1998, he also was a founding partner in the law firm of McCausland, Keen & Buckman, which specialized in mergers, acquisitions and financings. He currently serves as a director of NiSource Inc. (NYSE: NI) as well as the Fox Chase Cancer Center, the Independence Seaport Museum, the International Oxygen Manufacturers Association, Inc. and as a member of the Board of Trustees of Eisenhower Fellowships, Inc. He also serves on the Board of Visitors of the College of Arts and Sciences, University of South Carolina, and on the Board of Visitors at the Boston University School of Law. Mr. McCausland received a B.S. in History from the University of South Carolina in 1971 and his J.D. degree from Boston University School of Law in 1974.

Thomas R. McBurney, Valspar’s Chairman, said, “Peter McCausland has built Airgas through a highly successful acquisition strategy, complementing organic growth with more than 330 acquisitions over the past 24 years. We believe Peter’s experience in growing Airgas’ core packaged industrial gas distribution business will be a terrific asset and we are pleased to welcome him to our board.”

With fiscal 2005 sales of $2.7 billion, Valspar is a global leader in the paint and coatings industry, with a broad range of products including industrial, architectural, packaging, automotive refinish and floor coatings and specialty polymers and colorants.

Valspar shares are traded on the New York Stock Exchange under the symbol VAL. Valspar news releases and other investor information are available on the Internet at www.valspar.com.

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.